UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 8, 2010

OMEGA HEALTHCARE INVESTORS, INC.
(Exact name of registrant as specified in charter)

Maryland	1-11316	38-3041398
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 International Circle
 Suite 3500
Hunt Valley, Maryland 21030
(Address of principal executive offices / Zip Code)

(410) 427-1700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

       Written communications pursuant to Rule 425 under the Securities Act.

Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

Pre-commencement communications pursuant to Rule 14d—2(b) under the Exchange Act.

Pre-commencement communications pursuant to Rule 13e—4(c) under the Exchange Act.

Item 1.01 Entry into a Material Definitive Agreement.

On November 9, 2010, Omega Healthcare Investors, Inc. (“Omega”) and certain of its subsidiaries entered into a purchase agreement (the “Purchase Agreement”) with Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting on behalf of itself and as the representative of the several initial purchasers (collectively, the “Initial Purchasers”), related to Omega’s sale of $350 million aggregate principal amount of its 6¾% Senior Notes due 2022 (the “Additional Notes”). The Additional Notes will be of the same series as, and thus will have the same terms, as Omega’s existing $225 million outstanding principal amount of 6¾% senior notes due 2022.

The Purchase Agreement provides for the Additional Notes to be sold at an issue price of 103% of the principal amount of the Additional Notes (before Initial Purchasers’ discount) plus accrued interest from October 4, 2010, resulting in gross proceeds to Omega of approximately $364 million. Omega intends to use the proceeds of the offering to fund its pending tender offer for its outstanding $310 million aggregate principal amount of 7% senior notes due 2014, including the payment of accrued and unpaid interest, premiums, fees and expenses incurred in connection therewith, and for working capital and general corporate purposes.

The Additional Notes will be offered through a private placement to qualified institutional buyers pursuant to Rule 144A (and outside the United States in reliance on Regulation S) under the Securities Act of 1933, as amended (the “Securities Act”). The Additional Notes have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold absent registration under the Securities Act or applicable state securities laws or applicable exemptions from registration requirements.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby Omega, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against, or to contribute to payments for, certain liabilities.

Certain of the Initial Purchasers or their respective affiliates from time to time have provided in the past and may provide in the future investment banking, commercial lending and financial advisory services to Omega and it affiliates in the ordinary course of business. Affiliates of the Initial Purchasers are lenders or agents under Omega’s revolving credit facility. Certain affiliates of the Initial Purchasers are also managers under equity distribution agreements Omega entered into with respect to Omega’s equity shelf program.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the actual text of the Purchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 1.01.

Item 8.01 Other Events.

Tender Offer and Consent Solicitation for 7% Senior Notes due 2014

On November 8, 2010, Omega commenced a tender offer to purchase for cash any and all of its outstanding $310 aggregate principal amount of 7% Senior Notes due 2014 (the “2014 Notes”) upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated November 8, 2010 (the “Statement”). Concurrently with the tender offer, and on the terms and subject to the conditions set forth in the Statement, Omega is soliciting consents of holders of the 2014 Notes to authorize the elimination of most of the restrictive covenants and certain of the events of default contained in the indenture governing the Existing Notes. The tender offer will expire at 8:00 a.m., New York City time, on December 8, 2010, unless extended.  The consent solicitation will expire at 5:00 p.m., New York City time, on November 22, 2010, unless extended.  Assuming all of the 2014 Notes are purchased in the pending tender offer and are entitled to the consent payment offered in the related consent solicitation, Omega expects to pay  holders of the 2014 Notes consent payments aggregating approximately $8 million over the face amount of the 2014 Notes, and to record approximately a $3 million write-off of deferred financing costs and other related expenses in connection with  the repurchase.

A copy of Omega’s press release announcing the consent solicitation and tender offer dated November 8, 2010 is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

Offering of 6¾% Senior Notes due 2022

On November 9, 2010, Omega issued a press release announcing the offering of the Additional Notes.  See Item 1.01 above.   A copy of the press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is incorporated by reference into this Item 8.01.

In addition, on November 9, 2010, Omega issued a press release announcing the pricing of the offering the Additional Notes. A copy of the press release is attached as Exhibit 99.3 hereto and is incorporated herein by reference into this Item 8.01.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

Exhibit No.                           Description of Exhibit

10.1
Purchase Agreement, dated as of November 9, 2010, by and among Omega, the guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for itself and on behalf of the Initial Purchasers.

99.1	Press Release dated November 8, 2010.
99.2	Press Release dated November 9, 2010.
99.3	Press Release dated November 9, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA HEALTHCARE INVESTORS, INC.
(Registrant)

Dated:  November 10, 2010.                                                                By: /s/ C. Taylor Pickett
C. Taylor Pickett
President and Chief Executive Officer

Exhibit Index

Exhibit No.                           Description of Exhibit

10.1
Purchase Agreement, dated as of November 9, 2010, by and among Omega, the guarantors named therein, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, for itself and on behalf of the Initial Purchasers.

99.1	Press Release dated November 8, 2010.
99.2	Press Release dated November 9, 2010.
99.3	Press Release dated November 9, 2010.